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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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77968.0003
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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

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      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

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      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

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      (3)       FILING PARTY:  NOT APPLICABLE.

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      (4)       DATE FILED:  NOT APPLICABLE.

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TRAVIS STREET PARTNERS,  LLC                                  910 Travis Street
                                                                     Suite 2150
                                                          Houston,  Texas 77002
                                                               fax 713 759 2040
                                                               tel 713 759 2030
                                                   www.travisstreetpartners.com

FOR IMMEDIATE RELEASE

TSP SAYS VARCO PROPOSAL IS INADEQUATE FOR ICO SHAREHOLDERS

Houston, March 26, 2001 - Travis Street Partners, LLC (TSP), an investment group formed to acquire ICO, Inc. (NASDAQ: ICOC) today compared its own $2.65 all-cash bid to acquire ICO with a management-sponsored $165 million sale of its oilfield services business. "An informed comparison of our proposal to the management proposal shows our all-cash bid clearly provides superior value to individual shareholders," said Chris O'Sullivan, a TSP manager.

According to an ICO release issued today, ICO's leading competitor in the oilfield services business, Varco, Inc., has signed a non-binding letter of intent to acquire ICO's oilfield services business for $165 million in cash. But after ICO pays off debt and redeems preferred stock, only $15 million will be left over before any provision for federal income tax. ICO has not stated the expected tax consequences of the transaction, which TSP believes could substantially impair the value of the transaction to shareholders.

"The way we see it, even if there are no tax consequences, the management plan leaves shareholders with a specialty chemicals stock with about $0.22 per share in earnings and little or no cash," O'Sullivan said. "We just don't see why this is a good deal for shareholders, especially considering management's track record." If the tax consequences are as unfavorable as TSP expects, he added, ICO could be left with $30 to $40 million in debt post-closing and the same management team which has overseen an 80% decline in ICO's market value in the last three years.

A number of ICO's major investors, including several institutions, have written to ICO's directors, urging them not to sell the oilfield services business. One reason, O'Sullivan says, may be that the remaining business, which provides basic services like grinding plastic pellets into powder, may not be highly valued. "The plastics business generated about $23 million in EBITDA last year," he said. "After paying corporate costs, including Pacholder expenses, and allowing for continuing deterioration in gross margins, we think that number drops to $16 million. Using a 3.5x EBITDA multiple, we'd value the business at about $56 million - or around $2.48 per share."

Someone needs to be looking out for the interests of all shareholders, O'Sullivan said. TSP, which leads a group owning 7.3% of ICO's common stock, is seeking to elect three directors to ICO's Board. "Whether or not this deal closes, shareholders are still stuck with Pacholder family management," O'Sullivan added. "For this reason alone, shareholders need to vote the TSP slate."

O'Sullivan pointed out that the Varco transaction is highly contingent. "Together, ICO and Varco have controlling market share in business segments where they compete, according to the industry surveys we've studied," he said.


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"We think that there may be problems getting the Varco deal to pass regulatory scrutiny. If the deal doesn't close, ICO's biggest competitor will have had a great chance to go through all of ICO's confidential information. That could impair values for other buyers."

TSP is urging ICO to bring the two alternative proposals to a shareholder vote. "The Bear Stearns strategic review and this contingent bid from Varco shows that the TSP bid has been competitive all along," O'Sullivan says. "If Al Pacholder won't put the company up for bid, as we've suggested, at the least, he should let shareholders determine whether they want to receive $2.65 in cash from TSP or invest in a Pacholder-managed plastics business."=





















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